Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-231552 and 333-226468) on Form S-8 of Mr. Cooper Group Inc. of our report dated January 15, 2025, with respect to the abbreviated financial statements of the Mortgage Servicing & Third-Party Origination Business of Flagstar Financial, Inc. which report appears in the Form 8-K/A of Mr. Cooper Group Inc.

/s/ KPMG LLP

New York, New York

January 15, 2025